UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): December 10, 2012

CATALYST PHARMACEUTICAL PARTNERS, INC.

(Exact Name Of Registrant As Specified In Its Charter)

Delaware	001-33057	76-0837053
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

355 Alhambra Circle Suite 1500 Coral Gables, Florida		33134
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (305) 529-2522

Not Applicable

Former Name or Former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities

On December 10, 2012, Catalyst Pharmaceutical Partners, Inc. (“Company”) issued 6,666,667 shares (the “Shares”) of its authorized but unissued common stock to BioMarin Pharmaceutical, Inc. (“BioMarin”) upon the automatic conversion of the $5 million loan (the “Loan”) that the Company received from BioMarin on October 26, 2012 in connection with the Company’s licensing from BioMarin of the North American rights to Firdapse™. The Shares were issued at a conversion price of $0.75 per share in accordance with the terms of that certain Convertible Promissory Note and Note Purchase Agreement, dated October 26, 2012 (the “Agreement”), between the Company and BioMarin. The conversion terms were previously disclosed in the Company’s Current Report on Form 8-K filed on October 31, 2012, and the Agreement was filed as Exhibit 10.1 to that Form 8-K and is incorporated herein by this reference.

Following the issuance of the Shares, the Company has 41,420,687 shares of its common stock outstanding and BioMarin owns approximately 16.1% of the Company’s outstanding common stock.

The issuance of the Shares was not registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to an exemption therefrom, and the certificate representing the Shares includes a restrictive transfer legend which provides that the Shares cannot be transferred unless they are registered for resale under the Securities Act or unless an exemption from such registration is then available (such as Rule 144). Further, pursuant to the Agreement, BioMarin has also agreed that so long as they own ten percent (10%) or more of the Company’s common stock, they will comply with Rule 144 under the Securities Act as if they are an affiliate of the Company in connection with all sales of the Company’s common stock.

Item 8.01	Other Events

On December 11, 2012, the Company issued a press release announcing the conversion of the proceeds of the Loan into shares of the Company’s common stock. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press release issued by the Company on December 11, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Catalyst Pharmaceutical Partners, Inc.

By:	/s/ Alicia Grande
Alicia Grande
Vice President, Treasurer and CFO

Dated: December 11, 2012

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